Exhibit 99.1

FOR:	AMREP Corporation

620 West Germantown Pike, Suite 175

Plymouth Meeting, Pennsylvania 19462

CONTACT:	Robert E. Wisniewski

Executive Vice President and Chief Financial Officer

(610) 487-0902

AMREP REPORTS THIRD QUARTER FISCAL 2017 RESULTS

Plymouth Meeting, Pennsylvania, March 15, 2017 – AMREP Corporation (NYSE: AXR) today reported net income of $174,000, or $0.02 per share, for its 2017 third fiscal quarter ended January 31, 2017 compared to a net loss of $569,000, or $0.07 per share, for its third fiscal quarter of 2016. For the first nine months of 2017, the Company had net income of $916,000, or $0.11 per share, compared to a net loss of $2,424,000, or $0.30 per share, for the same period of 2016. Revenues were $9,777,000 and $33,450,000 for the third quarter and first nine months of 2017 compared to $12,198,000 and $32,994,000 for the same periods in the prior year.

AMREP Corporation, through its subsidiaries, is primarily engaged in two business segments: its Real Estate business operated by AMREP Southwest Inc. and its subsidiaries is a major holder of real estate in the Rio Rancho, New Mexico area and its Fulfillment Services business operated by Palm Coast Data LLC performs fulfillment and contact center services for publications, membership organizations, government agencies and other direct marketers.

FINANCIAL HIGHLIGHTS

	Three Months Ended January 31,
	2017	2016

Revenues	$9,777,000	$12,198,000

Net income (loss)	$174,000	$(569,000)

Earnings (loss) per share – Basic and Diluted	$0.02	$(0.07)

Weighted average number of common shares outstanding - basic	8,053,000	8,038,000
Weighted average number of common shares outstanding - diluted	8,080,000	8,059,000

	Nine Months Ended January 31,
	2017	2016

Revenues	$33,450,000	$32,994,000

Net income (loss)	$916,000	$(2,424,000)

Earnings (loss) per share – Basic and Diluted	$0.11	$(0.30)

Weighted average number of common shares outstanding - basic	8,048,000	8,035,000
Weighted average number of common shares outstanding - diluted	8,074,000	8,059,000

AMREP Corporation’s financial statements on Form 10-Q are expected to be filed with the Securities and Exchange Commission concurrently with this release and will be available on the Company’s website (www.amrepcorp.com/SECfiles).